Term Sheet To product supplement AZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Term Sheet No. 1076AZ Registration Statement No. 333-162195 Dated January 20, 2011 Rule 433
Deutsche Bank AG
Structured Investments	Deutsche Bank $ Capped Knock-Out Notes Linked to the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM due February 1, 2012
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM (the “Index”). Investors will not receive coupon payments and should be willing to lose 100% of their investment, if the Index closing level declines by more than 20.00% from the Initial Index Level on any day during the Monitoring Period and, on the Final Valuation Date, is less than the Initial Index Level. If the Index closing level does not decline from the Initial Index Level by more than 20.00% on any day during the Monitoring Period, investors will be entitled to receive a return on their investment equal to the greater of (a) the Index Return, subject to the Maximum Return and (b) the Contingent Minimum Return. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing February 1, 2012†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about January 21, 2011 (the “Trade Date”) and are expected to settle on or about January 26, 2011 (the “Settlement Date”).

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Index:	Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM (Ticker: DJUBSCL3 <Index>)
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the Index closing level has decreased, as compared to the Initial Index Level, by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	20.00%. The actual Knock-Out Buffer Amount will be determined on the Trade Date, and will not be less than 20.00%.
Knock-Out Level:	80.00% of the Initial Index Level. The actual Knock-Out Level will be determined on the Trade Date, and will not be greater than 80.00% of the Initial Index Level.
Contingent Minimum Return:	7.75%. The actual Contingent Minimum Return will be determined on the Trade Date, and will not be less than 7.75%.
Maximum Return:	12.50%. The actual Maximum Return will be determined on the Trade Date, and will not be less than 12.50%.
Payment at Maturity:
•  If a Knock-Out Event has occurred, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Index, subject to the Maximum Return. Accordingly, the payment at maturity per $1,000 Face Amount of notes will be calculated as follows:

$1,000 + [$1,000 x (the lesser of (i) Index Return and (ii) Maximum Return)]
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Index Level is less than the Initial Index Level.
•  If a Knock-Out Event has not occurred, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Index, subject to the Contingent Minimum Return and the Maximum Return. Accordingly, the payment at maturity per $1,000 Face Amount of notes will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Index Return, subject to the Maximum Return and (ii) the Contingent Minimum Return.

Index Return:	The performance of the Index from the Initial Index Level to the Final Index Level, calculated as follows:
Final Index Level – Initial Index Level
Initial Index Level
The Index Return may be positive, zero or negative.
Monitoring Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Initial Index Level*:	The Index closing level on the Trade Date
Final Index Level*:	The Index closing level on the Final Valuation Date
Final Valuation Date:	January 27, 2012
Maturity Date†:	February 1, 2012
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1 3E 9 / US2515A13E94
*Subject to adjustment for non-trading days and certain Market Disruption Events as described under “Description of Securities – Adjustments to Valuation and Payment Dates” in the accompanying product supplement.
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation and Payment Dates” and acceleration as described under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)(2)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$	$	$
(1)  Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
January 20, 2011

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Index?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below assume an Initial Index Level of 775.2234, a Knock-Out Buffer Amount of 20.00%, a Knock-Out Level of 620.1787, equal to 80.00% of the hypothetical Initial Index Level, a Contingent Minimum Return of  7.75% and a Maximum Return of 12.50%. The actual Initial Index Level, Knock-Out Buffer Amount, Knock-Out Level, Contingent Minimum Return and Maximum Return will be determined on the Trade Date.  The results set forth below are for illustrative purposes only. The actual return on the notes will be based on the Index Return and whether or not a Knock-Out Event occurs.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

		A Knock-Out Event Does Not Occur During the Monitoring Period		A Knock-Out Event Does Occur During the Monitoring Period
Hypothetical Final Index Level	Index Return	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
1,550.4468	100.00%	12.50%	$1,125.00	12.50%	$1,125.00
1,472.9245	90.00%	12.50%	$1,125.00	12.50%	$1,125.00
1,395.4021	80.00%	12.50%	$1,125.00	12.50%	$1,125.00
1,317.8798	70.00%	12.50%	$1,125.00	12.50%	$1,125.00
1,240.3574	60.00%	12.50%	$1,125.00	12.50%	$1,125.00
1,162.8351	50.00%	12.50%	$1,125.00	12.50%	$1,125.00
1,085.3128	40.00%	12.50%	$1,125.00	12.50%	$1,125.00
1,007.7904	30.00%	12.50%	$1,125.00	12.50%	$1,125.00
930.2681	20.00%	12.50%	$1,125.00	12.50%	$1,125.00
872.1263	12.50%	12.50%	$1,125.00	12.50%	$1,125.00
852.7457	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
835.3032	7.75%	7.75%	$1,077.50	7.75%	$1,077.50
813.9846	5.00%	7.75%	$1,077.50	5.00%	$1,050.00
794.6040	2.50%	7.75%	$1,077.50	2.50%	$1,025.00
775.2234	0.00%	7.75%	$1,077.50	0.00%	$1,000.00
736.4622	-5.00%	7.75%	$1,077.50	-5.00%	$950.00
697.7011	-10.00%	7.75%	$1,077.50	-10.00%	$900.00
658.9399	-15.00%	7.75%	$1,077.50	-15.00%	$850.00
620.1787	-20.00%	7.75%	$1,077.50	-20.00%	$800.00
542.6564	-30.00%	N/A	N/A	-30.00%	$700.00
465.1340	-40.00%	N/A	N/A	-40.00%	$600.00
387.6117	-50.00%	N/A	N/A	-50.00%	$500.00
310.0894	-60.00%	N/A	N/A	-60.00%	$400.00
232.5670	-70.00%	N/A	N/A	-70.00%	$300.00
155.0447	-80.00%	N/A	N/A	-80.00%	$200.00
77.5223	-90.00%	N/A	N/A	-90.00%	$100.00
0.0000	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Index increases from the Initial Index Level of 775.2234 to a Final Index Level of 852.7457. Because a Knock-Out Event has not occurred and the Index Return is 10.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 2: A Knock-Out Event has not occurred, and the level of the Index increases from the Initial Index Level of 775.2234 to a Final Index Level of 930.2681. Because a Knock-Out Event has not occurred and the Index Return of 20.00% is greater than the Maximum Return of 12.50%, the investor receives a Payment at Maturity of $1,125.00 per $1,000 Face Amount of notes, the maximum payment on the notes.

Example 3: A Knock-Out Event has not occurred, and the level of the Index decreases from the Initial Index Level of 775.2234 to a Final Index Level of 697.7011.  Even though the Index Return is -10.00%, because a Knock-Out Event has not occurred, the investor receives the Contingent Minimum Return of 7.75% on the notes. Accordingly, the investor receives a Payment at Maturity of $1,077.50 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 7.75%) = $1,077.50

Example 4: A Knock-Out Event has occurred, and the level of the Index decreases from the Initial Index Level of 775.2234 to a Final Index Level of 542.6564. Because a Knock-Out Event has occurred and the Index Return is -30.00%, the investor receives a Payment at Maturity of $700.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -30.00%) = $700.00

Example 5: A Knock-Out Event has occurred, but the level of the Index recovers and increases from the Initial Index Level of 775.2234 to a Final Index Level of 852.7457 . Because a Knock-Out Event has occurred and the Index Return is 10.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 6: A Knock-Out Event has occurred, but the level of the Index recovers and increases from the Initial Index Level of 775.2234 to a Final Index Level of 930.2681. Because a Knock-Out Event has occurred and the Index Return of 20.00% is greater than the Maximum Return of 12.50%, the investor receives a Payment at Maturity of $1,125.00 per $1,000 Face Amount of notes, the maximum payment on the notes.

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The notes provide the opportunity to participate in any appreciation of the Index at maturity, up to the Maximum Return on the notes, which will be determined on the Trade Date, and will not be less than 12.50%. If a Knock-Out Event has not occurred, you will be entitled to receive a return at maturity of at least the Contingent Minimum Return of 7.75% on the notes, or a minimum Payment at Maturity of $1,077.50 for every $1,000 Face Amount of notes. The actual Contingent Minimum Return on the notes will be determined on the Trade Date, and will not be less than 7.75%. If a Knock-Out Event has occurred,  you will be entitled to receive at maturity a return on the notes equal to the Index Return (subject to the Maximum Return), whether positive or negative. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE DOW JONES-UBS CRUDE OIL 3 MONTH FORWARD SUB-INDEXSM – The return on the notes, which may be positive, zero or negative, is linked to the performance of the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM. The Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM is a single commodity index that follows the methodology of the Dow Jones-UBS Commodity IndexSM as described in this term sheet under “The Dow Jones-UBS Commodity IndexSM,” except that the calculation of the Dow Jones-UBS Crude Oil 3 Month Forward Sub-IndexSM references only the prices of exchange-traded futures contracts on crude oil, but provides exposure to exchange-traded crude oil futures contracts with later stated delivery months than the Dow Jones-UBS Crude Oil Sub IndexSM. The Dow Jones–UBS Crude Oil 3 Month Forward Sub-IndexSM is reported by Bloomberg under the ticker symbol “DJUBSCL3 Index.” The Dow Jones- UBS Crude Oil 3 Month Forward Sub-IndexSM is an excess return index. For more information on the Dow Jones-UBS Commodity IndexSM, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Description of the Index.”

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE NOTES – If a Commodity Hedging Disruption Event (as defined under “Description of Securities – Commodity Hedging Disruption Events for Commodity Based Underlyings or Basket Components” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the notes. The amount due and payable per $1,000 Face Amount of notes upon such early acceleration will be determined by the calculation agent in good faith in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration. Please see the risk factor entitled “Commodity Futures Contracts are Subject to Uncertain Legal and Regulatory Regimes, Which May Result in a Hedging Disruption Event and a Loss on Your Investment” in this term sheet for more information.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange, and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S.

federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  Individuals who purchase the notes should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or in any commodity futures contracts.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is based on whether or not a Knock-Out Event occurs, and, if a Knock-Out Event does occur, based on whether, and the extent to which, the Index Return is positive or negative.  If a Knock-Out Event occurs, and the Final Index Level is less than the Initial Index Level, your investment will be fully exposed to any decline in the Final Index Level as compared to the Initial Index Level, and you could lose some or all of your investment in the notes.

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THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN – Regardless of whether a Knock-Out Event occurs, if the Final Index Level is greater than the Initial Index Level, for each $1,000 Face Amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return on the notes, which will be determined on the Trade Date and will not be less than 12.50%. Accordingly, the maximum amount payable at maturity is expected to be $1,125.00 per $1,000 Face Amount of notes. Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates may hedge our commodity exposure from the notes by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the notes declines.  We or our affiliates may also engage in trading in instruments linked to the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investing in the notes.

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THE PROTECTION PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT, AND, THEREFORE, YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN, MAY TERMINATE DURING THE TERM OF THE NOTES – If the Index closing level on any day during the Monitoring Period declines from the Initial Index Level by more than the Knock-Out Buffer Amount of 20.00%, you will not be entitled to receive the Contingent Minimum Return of 7.75%, and your investment will be fully exposed to any decline in the Final Index Level as compared to the Initial Index Level during the term of the notes. You will be subject to this potential loss of your investment even if the Index closing level subsequently increases such that the Final Index Level is less than the Initial Index Level by not more than the Knock-Out Buffer Amount of 20.00%.  The actual Knock-Out Buffer Amount and the actual Contingent Minimum Return on the notes will be determined on the Trade Date and will not be less than 20.00% and 7.75%, respectively.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES, WHICH MAY RESULT IN A HEDGING DISRUPTION EVENT AND A LOSS ON YOUR INVESTMENT — The commodity futures contracts that comprise the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes. The effect on the value of the notes of any future regulatory change, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest.  For example, we may become subject to position limits on certain commodities, including commodities included in the Index.  Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on the notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on the notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.

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INDEX CALCULATION DISRUPTION EVENTS MAY REQUIRE AN ADJUSTMENT TO THE CALCULATION OF THE INDEX — At any time during the term of the notes, the daily calculation of the Index may be adjusted in the event that UBS Securities LLC (“UBS”) determines that any of the following index calculation disruption events exists: the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day; the settlement price of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day’s settlement price; or the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Index. Any such index calculation disruption events may have an adverse impact on the value of the Index or the manner in which it is calculated. See “The Dow Jones–UBS Commodity IndexSM—Index Calculation Disruption Events” in this term sheet.

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DOW JONES AND UBS MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING FUTURES CONTRACT IS TERMINATED OR REPLACED — A futures contract known as a designated contract has been selected as the reference contract for the Index. See “The Dow Jones–UBS Commodity IndexSM—Designated Contracts for each Index Commodity” in this term sheet. Data concerning each designated contract will be used to calculate the Index. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced by an exchange, a comparable futures contract, if available, would be selected by a supervisory committee appointed by Dow Jones & Company, Inc. (“Dow Jones”) and UBS to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the Index.

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CHANGES THAT AFFECT THE CALCULATION OF THE INDEX WILL AFFECT THE VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY — The policies of Dow Jones and UBS concerning the methodology and calculation of the Index, additions, deletions or substitutions of the exchange-traded futures contracts on crude oil could affect the Index and, therefore, could affect the amount payable on the notes at maturity and the value of the notes prior to maturity. The amount payable on the notes and their value could also be affected if Dow Jones and UBS, in their sole discretion, change these policies, for example, by changing the methodology for compiling and calculating the Index, or if Dow Jones and UBS discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the value of the notes. If events such as these occur, or if the Index level is not available because of a Market Disruption Event or for any other reason, the calculation agent — which will be Deutsche Bank AG, London Branch — will make a good faith estimate in its sole discretion of the Index level that would have prevailed in the absence of these events.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes.

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NO COUPON PAYMENTS AND NO RIGHTS IN FUTURES CONTRACTS — As an investor in the notes, you will not have rights to receive coupon payments or any rights that holders of futures contracts included in the Index may have.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount, the Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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THE INDEX MAY BE MORE VOLATILE AND SUSCEPTIBLE TO PRICE FLUCTUATIONS OF COMMODITIES THAN A BROADER COMMODITIES INDEX — The Index may be more volatile and susceptible to price fluctuations than a broader commodities index, such as the Dow Jones-UBS Commodity IndexSM. In contrast to the Dow Jones-UBS Commodity IndexSM, which includes contracts on crude oil and many other commodities, the calculation of the Index utilizes only the prices of the relevant crude oil futures contracts and a commodity index multiplier for crude oil. The Index references only the prices of exchange-traded futures contracts on crude oil, but provides exposure to exchange-traded crude oil futures contracts with later stated delivery months than the Dow Jones-UBS Crude Oil Sub Index. The Dow Jones- UBS Crude Oil 3 Month Forward Sub-IndexSM is an excess return index.

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COMMODITY PRICES MAY CHANGE UNPREDICTABLY, AND THE MARKETS FOR CRUDE OIL SUFFER FROM SYSTEMIC RISKS — Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Commodity prices are often heavily affected by weather, crop yields, natural disasters and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs.  In addition, there are many risks specific to crude oil.

Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

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SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a trading day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.

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THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in December 2010 may specify a January 2011 expiration. As that contract nears expiration, it may be replaced by selling the January 2011 contract and purchasing the contract expiring in March 2011. This process is referred to as “rolling.” Historically, the prices of some futures contracts have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the January 2011 contract would take place at a price that is higher than the price at which the March 2011 contract is purchased, thereby creating a gain in connection with rolling. While certain futures contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your notes. Conversely, some futures contracts included in the Index have historically exhibited “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in the markets for these futures contracts will adversely affect the levels of the Index and, accordingly, decrease the value of your notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer and the calculation agent for the notes. We, as calculation agent for the notes, will maintain some discretion in making decisions relating to the notes, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the Index closing level, including the Initial Index Level and Final Index Level. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the notes, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these capacities will not affect the value of the notes. Because determinations made by Deutsche Bank AG, London Branch as the calculation agent for the notes, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the notes.

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THE NOTES ARE LINKED TO AN EXCESS RETURN INDEX, AND NOT A TOTAL RETURN INDEX — The notes are linked to an excess return index and not a total return index. An excess return index, such as the Index, reflects the returns that are potentially available through an unleveraged investment in the contracts comprising such index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

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PAST PERFORMANCE OF THE INDEX IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index over the term of the notes may bear little relation to the historical levels of the Index and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index or whether the performance of the Index will result in the return of any of your investment.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Index closing level on any day during the Monitoring Period has decreased, as compared to the Initial Index Level, by more than the Knock-Out Buffer Amount;

•	the expected volatility of the Index and the underlying futures contracts;

•	the time remaining to maturity of the notes;

•	the market price of crude oil;

•	interest and yield rates in the market generally;

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a variety of economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events that affect the crude oil or markets generally and that may affect the value of crude oil futures contracts, and thus the closing levels of the Index;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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WE AND OUR AFFILIATES HAVE NO AFFILIATION WITH DOW JONES OR UBS AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION — Deutsche Bank AG and its affiliates are not affiliated with Dow Jones or UBS in any way (except for licensing arrangements discussed below in “The Dow Jones– UBS Commodity IndexSM”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. Neither Dow Jones nor UBS is under any obligation to continue to calculate the Index or required to calculate any successor Index. If Dow Jones and UBS discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the notes or the amount payable at maturity. The calculation agent may designate a successor Index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor Index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. The information in “The Dow Jones– UBS Commodity IndexSM” section has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. Deutsche Bank AG has not independently verified this information. You, as an investor in the notes, should make your own investigation into the Index, UBS and Dow Jones. Dow Jones and UBS are not involved in the offer of the notes in any way and have no obligation to consider your interests as a holder of the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date or the Final Valuation Date and during the Monitoring Period could adversely affect the level of the Index and, as a result, could decrease the amount you may receive on the notes at maturity.

Description of the Index

The Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index provides exposure to crude oil futures contracts that would be utilized in calculating the Dow-Jones UBS Crude Oil Sub-Index, a sub-index of the Dow Jones–UBS Commodity Index, in three months.

We have derived all information contained in this term sheet regarding the Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index, the Dow Jones–UBS Crude Oil Sub-Index and the Dow Jones–UBS Commodity Index, including, without limitation, their make-up, method of calculation and changes in their components from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones and UBS. You, as an investor in the notes, should make your own investigation into the Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index, UBS and Dow Jones. Dow Jones and UBS are not involved in the offer of the notes in any way and have no obligation to consider your interests as a holder of the notes. Dow Jones and UBS have no obligation to continue to publish the Indices, and may discontinue publication of the Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index, the Dow Jones–UBS Crude Oil Sub-Index or the Dow Jones–UBS Commodity Index at any time in their sole discretion.

The Dow Jones–UBS Crude Oil 3 Month Forward Sub-IndexSM

The Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index references only the prices of exchange-traded futures contracts on crude oil, but provides exposure to exchange-traded crude oil futures contracts with later stated delivery months than the Dow Jones-UBS Crude Oil Sub Index. The Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index is reported by Bloomberg under the ticker symbol “DJUBSCL3 Index.”

Methodology

The Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index follows the same methodology of the Dow Jones–UBS Crude Oil Sub-Index, described below, in that the Dow-Jones UBS Crude Oil 3 Month Forward Sub-Index utilizes the prices of the relevant crude oil futures contracts and the Commodity Index Multiplier for crude oil. However, the reference crude oil futures contracts are advanced such that the contract utilized for calculating the Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index in the current calendar month is the contract that would be the reference crude oil futures contract utilized for calculating the Dow Jones–UBS Crude Oil Sub-Index in three calendar months.

For example, assuming the stated delivery month of the reference crude oil futures contract utilized for calculating the Dow Jones–UBS Crude Oil Sub-Index in each calendar month are as set forth below, the stated delivery month of the reference crude oil futures contract utilized for calculating the Dow Jones–UBS Crude Oil 3 Month Forward Sub-Index in such calendar month is as follows:

Calendar Month	Stated Delivery Month
	Dow Jones-UBS Crude Oil Sub-Index	Dow Jones-UBS Crude Oil 3 Month Forward Sub-Index
January	March	May
February	March	July
March	May	July
April	May	September
May	July	September
June	July	November
July	September	November
August	September	January
September	November	January
October	November	March
November	January	March
December	January	May

The Dow Jones–UBS Crude Oil Sub-IndexSM

The Dow Jones–UBS Crude Oil Sub-Index references only prices of exchange-traded futures contracts on crude oil.

Methodology

The Dow Jones–UBS Crude Oil Sub-Index follows the same methodology of the Dow Jones–UBS Commodity Index, described below, except that the calculation of the Dow-Jones UBS Crude Oil Sub-Index utilizes only the prices of exchange-traded crude oil futures contracts and the Commodity Index Multiplier for crude oil.

Crude oil is traded on the New York Mercantile Exchange (the “NYMEX”) and is as follows:

Commodity	Designated Contract	Exchange	Units	Price quote
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel

The Dow Jones–UBS Commodity IndexSM

The Dow Jones–UBS Commodity Index is a proprietary index that was established in July 1998 to provide a liquid and diversified benchmark for commodities. The Dow Jones–UBS Commodity Index is currently comprised of the prices of exchange-traded futures contracts on nineteen physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The nineteen commodities for 2010 that comprise the Dow Jones–UBS Commodity Index (the “Index Commodities”) are: aluminum; coffee; copper; corn; cotton; crude oil; gold; heating oil; lean hogs; live cattle; natural gas; nickel; silver; soybeans; soybean oil; sugar; unleaded gasoline; wheat; and zinc. Futures contracts on the Dow Jones–UBS Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange.

The Dow Jones–UBS Commodity Index is calculated on an excess return basis and on a total return basis. The former reflects the return of underlying commodity futures price movements only, while the latter reflects the return on fully collateralized positions in the underlying commodity futures.

Methodology

The Dow Jones–UBS Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each Index component occurs over a period of five DJ-UBS Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the Dow Jones–UBS Commodity Index and for calculating its level is subject to modification by Dow Jones and UBS at any time. Currently, Dow Jones disseminates the Dow Jones–UBS Commodity Index level at approximately 15 second intervals from 8:00 a.m. to 3:00 p.m., New York City time, and publishes a daily settlement price for the Dow Jones–UBS Commodity Index at approximately 5:00 p.m., New York City time, on each DJ-UBS Business Day on the Bloomberg pages set forth above.

A “DJ-UBS Business Day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the Dow Jones–UBS Commodity Index”) for the Index Commodities that are open for trading is greater than 50%.

The Dow Jones–UBS Commodity Index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the Dow Jones–UBS Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Dow Jones–UBS Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Dow Jones–UBS Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the Dow Jones–UBS Commodity Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The Dow Jones–UBS Commodity Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Dow Jones–UBS Commodity Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Dow Jones–UBS Commodity Index can accommodate substantial investment flows.

Designated Contracts for each Index Commodity

A futures contract known as a designated contract is selected for each of the 23 commodities eligible for inclusion in the Dow Jones–UBS Commodity Index. With the exception of several LME contracts, where there exists more than one futures contract with sufficient liquidity to be chosen as a designated contract for an Index Commodity, the futures contract that is traded in North America and denominated in United States dollars has been chosen. If more than one of those contracts exists, the most actively traded contract is chosen. Data concerning this designated contract will be used to calculate the Dow Jones–UBS Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a designated contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that designated contract. The 23 commodities eligible for inclusion in the Dow Jones–UBS Commodity Index are traded on the LME, the New York Board of Trade (“NYBOT”), the New York Commodities Exchange (“COMEX”), the Chicago Mercantile Exchange (“CME”) and the New York Mercantile Exchange (the “NYMEX”) and are as follows:

Commodity	Designated Contract	Exchange	Units	Price quote
Aluminum	High Grade Primary Aluminum	LME	25 metric tons	$/metric ton
Cocoa	Cocoa	NYBOT	10 metric tons	$/metric ton
Coffee	Coffee “C”	NYBOT	37,500 lbs	cents/pound
Copper	High Grade Copper	COMEX**	25,000 lbs	cents/pound
Corn	Corn	CBOT	5,000 bushels	cents/bushel
Cotton	Cotton	NYBOT	50,000 lbs	cents/pound
Crude Oil	Light, Sweet Crude Oil	NYMEX	1,000 barrels	$/barrel
Gold	Gold	COMEX	100 troy oz.	$/troy oz.
Heating Oil	Heating Oil	NYMEX	42,000 gallons	cents/gallon
Lead	Refined Standard Lead	LME	25 metric tons	$/metric ton
Live Cattle	Live Cattle	CME	40,000 lbs	cents/pound
Lean Hogs	Lean Hogs	CME	40,000 lbs	cents/pound
Natural Gas	Henry Hub Natural Gas	NYMEX	10,000 mmbtu	$/mmbtu
Nickel	Primary Nickel	LME	6 metric tons	$/metric ton
Platinum	Platinum	NYMEX	50 troy oz.	$/troy oz.
Silver	Silver	COMEX	5,000 troy oz.	cents/troy oz.
Soybeans	Soybeans	CBOT	5,000 bushels	cents/bushel
Soybean Oil	Soybean Oil	CBOT	60,000 lbs	cents/pound
Sugar	World Sugar No. 11	NYBOT	112,000 lbs	cents/pound
Tin	Refined Tin	LME	5 metric tons	$/metric ton
Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending†	NYMEX	42,000 gal	cents/gallon
Wheat	Wheat	CBOT	5,000 bushels	cents/bushel
Zinc	Special High Grade Zinc	LME	25 metric tons	$/metric ton
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**
The Dow Jones — UBS Commodity Index uses the High Grade Copper Contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones — UBS Commodity Index.

†
Represents a replacement of the New York Harbor Unleaded Gasoline contract. This replacement occurred during the regularly scheduled roll of futures contracts comprising the Dow Jones — UBS Commodity Index in April 2006.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Dow Jones–UBS Commodity Index are assigned to “Commodity Groups.” The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline	Livestock	Lean Hogs Live Cattle
Industrial Metals	Aluminum Copper Nickel Zinc Lead* Tin*	Precious Metals	Gold Silver Platinum*
Grains	Corn Soybeans Wheat Soybean Oil	Softs	Coffee Cotton Sugar Cocoa*

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*
Out of the 23 commodities available for inclusion annually in the Dow Jones–UBS Commodity Index, only those four commodities marked in the table above with an asterisk are currently not included in the Dow Jones–UBS Commodity Index.

Annual Reweighting and Rebalancing of the Dow Jones–UBS Commodity Index

The Dow Jones–UBS Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones–UBS Commodity Index are determined each year in June or July. The annual weightings are announced in July and implemented the following January.

The relative weightings of the component commodities included in the Dow Jones–UBS Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones–UBS Commodity Index, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the designated contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Dow Jones–UBS Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the designated contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Dow Jones–UBS Commodity Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Dow Jones–UBS Commodity Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Dow Jones–UBS Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones–UBS Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Dow Jones–UBS Commodity Index;

•	No single commodity may constitute more than 15% of the Dow Jones–UBS Commodity Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones–UBS Commodity Index; and

•	No single commodity may constitute less than 2% of the Dow Jones–UBS Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones–UBS Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the Dow Jones–UBS Commodity Index by calculating the new unit weights for each Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the Index components, are used to determine the commodity index multiplier (the “CIM”) for each Index Commodity. The CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Dow Jones–UBS Commodity Index

The Dow Jones–UBS Commodity Index is calculated by Dow Jones, in conjunction with UBS by applying the impact of the changes to the prices of the Index components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones–UBS Commodity Index is a mathematical process whereby the CIMs for the Index components are multiplied by the prices for the Index components. These products are then summed. The percentage change in this sum is then applied to the prior level of the Dow Jones–UBS Commodity Index to calculate the current level of the Dow Jones–UBS Commodity Index level. The Dow Jones–UBS Commodity Index is calculated on an excess return and on a total return basis.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Dow Jones–UBS Commodity Index will be adjusted in the event that UBS determines that any of the following index calculation disruption events exists:

(a) the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Dow Jones–UBS Commodity Index on that day;

(b) the settlement price of any futures contract used in the calculation of the Dow Jones–UBS Commodity Index reflects the maximum permitted price change from the previous day’s settlement price;

(c) the failure of an exchange to publish official settlement prices for any futures contract used in the calculation of the Dow Jones–UBS Commodity Index; or

(d) with respect to any futures contract used in the calculation of the Dow Jones–UBS Commodity Index that trades on the LME, a Business Day on which the LME is not open for trading.

License Agreement

“Dow Jones”, “Dow Jones–UBS Crude Oil 3 Month Forward Sub-IndexSM”, “Dow Jones–UBS Crude Oil Sub-IndexSM” and “Dow Jones–UBS Commodity IndexSM” are registered trademarks or service marks of Dow Jones Inc. and UBS Securities LLC, as the case may be, and have been licensed for use for certain purposes by us.

The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS and any of their affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The Index is determined, composed and calculated by Dow Jones in conjunction with UBS without regard to us, you or the notes. Dow Jones and UBS have no obligation to take our needs or the needs of the holders of the notes into consideration in determining, composing or calculating the Index. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates shall have any obligation or liability, including without limitation to note holders, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS and its respective subsidiaries or affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, UBS and its respective subsidiaries or affiliates actively trade commodities, commodity indexes and commodity futures (including the Index), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Index and the notes.

This term sheet relates only to the notes and does not relate to the physical commodities underlying any of the components of the Index. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Index is any form of investment recommendation of the futures contract or the underlying physical commodity by Dow Jones, UBS or any of their respective subsidiaries or affiliates.

The information in this term sheet regarding the exchange-traded futures contracts on physical commodities which comprise the Index components has been derived solely from publicly available documents. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates has made any due diligence inquiries with respect to the exchange-traded futures contracts which comprise the Index in connection with the notes. None of Dow Jones, UBS or any of their respective subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the exchange-traded futures contracts which comprise the Index, including without limitation a description of factors that affect the prices of such exchange-traded futures contracts, are accurate or complete.

NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES–UBS CRUDE OIL 3 MONTH FORWARD SUB-INDEX, THE DOW JONES–UBS CRUDE OIL SUB-INDEX, THE DOW JONES–UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES–UBS CRUDE OIL 3 MONTH FORWARD SUB-INDEX, THE DOW JONES–UBS CRUDE OIL SUB-INDEX, THE DOW JONES–UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS AND ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–UBS CRUDE OIL 3 MONTH FORWARD SUB-INDEX, THE DOW JONES–UBS CRUDE OIL SUB-INDEX, THE DOW JONES–UBS COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Historical Information

The following graph sets forth the historical performance of the Index from January 1, 2006 to through January 18, 2011. You can obtain the Index closing level from the Bloomberg page “DJUBSCL3 <Index>”. The Index closing level on January 18, 2011 was 775.2234.

We obtained the information below regarding the Index from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any day during the Monitoring Period, including on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the notes and will receive a fee from the Issuer that will not exceed $10.00 per $1,000 Face Amount of notes.